EXHIBIT 99.1

Northwest Bancorporation, Inc. Announces Third Quarter Financial Information

SPOKANE, Wash., Oct. 26, 2004 (PRIMEZONE) -- Northwest Bancorporation, Inc. (OTCBB:NBCT) President & CEO Randall Fewel announced today that net income for the quarter ended September 30, 2004 was $557,029; this is a 10.1% improvement when compared to net income of $505,996 earned in the third-quarter of 2003. Fully diluted earnings per share improved to $0.27 for the current quarter, compared to $0.25 per share for the quarter ended September 30, 2003. Nine-month, year-to-date earnings have improved 9.2%, to $1,400,308 this year, up from $1,282,773 in 2003, with fully diluted earnings per share of $0.69 in 2004, compared to $0.64 for the same period last year. Prior-year results have been adjusted to incorporate the effect of a five-percent stock dividend paid in June 2004. For the current year, annualized return on average assets is 0.87% and annualized return on average equity is 9.89%. Total assets for the company were $220 million on September 30th, an increase of 9.1% when compared to the same date last year.

Northwest Bancorporation, Inc. is the parent company of Inland Northwest Bank (the "Bank"). The Bank reported quarterly earnings growth of 9.8% and year-to-date earnings growth of 7.7%; third-quarter earnings this year of $560,713 and year-to-date earnings of $1,430,164 compare to $510,492 in the third-quarter of last year and year-to-date earnings of $1,327,557. On September 30, 2004, the Bank reported deposits of $174.9 million and net outstanding loans, including mortgage loans held for sale, of $154.0 million; on the same date last year, deposits reported at $157.6 million and loans reported at $147.4 million.

Mr. Fewel was pleased to note that net income has improved even though net interest income was depressed for the first-half of the year. Prior to July, when the Federal Open Market Committee (FOMC) began a series of one-quarter percent upward moves in interest rates, the Bank saw a reduction in the spread between interest income and interest expense. For the first six-months of the year, that reduction in spread translated to a decline in net interest income of more than $100 thousand when compared to the same period in the prior year. Since the Prime Rate increased 0.75% in the third-quarter, the Bank's net interest margin has improved, reducing the nine-month negative variance in net interest income to $63 thousand.

The quality of the Bank's loan portfolio continues to improve, which has allowed the Bank to reduce the amount that it funds to cover expected loan losses. For the first nine-months of 2004, the Bank has expensed $160 thousand to its allowance for loan and lease losses (ALLL), which compares to $563 thousand in the first nine-months of 2003. The Bank continues to maintain a reserve position comparable to industry standards for banks of similar size.

Due to increased home loan rates and the fact that so many borrowers refinanced in prior years, non-interest income related to the origination of mortgage loans has declined by about $400 thousand this year. However, the Bank's Mortgage Department continues to contribute to the overall profitability of the Bank as it has taken advantage of continued brisk activity in residential real estate sales and construction through the origination of new home purchase loans and residential builder financing. Other non-interest income, including fees and account service charges, is up slightly over the previous year. Non-interest expense, which includes personnel expense, occupancy and equipment expense, as well as a host of other expenditures, has declined by a little over $200 thousand, year-to-date.

"One of the highlights for us in the third quarter was the completion of our new full-service branch in Post Falls, Idaho. It is located at 1729 E. Seltice Way and is a beautiful 3,200 square foot facility with three drive-through lanes and a drive-through ATM," Fewel said. The branch opened for business on October 4, 2004 and replaces the 750 square foot branch that was located in the Super 1 Foods grocery store in Post Falls. "This million dollar investment demonstrates our commitment to the people of Post Falls. There are a lot of exciting things going on in Post Falls and this new facility will enable INB to better serve the community," Fewel commented.

"Another highlight was the outstanding loan growth the Bank experienced in the third quarter," Fewel said, which he believes is indicative of an improving economy in the Inland Northwest. He noted that the unemployment rate in Spokane County recently fell below 5.0% for the first time in over three years and is now lower than the unemployment rate in King County on the west side of the state. "Hopefully this is an early indicator that 2005 will be a very good year in the Inland Northwest," he said.

Note: This press release contains "forward-looking statements" within the meaning of federal securities law, including statements concerning loan and deposit growth expected during the latter part of the current year, business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions in the financial markets, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

CONTACT:
Northwest Bancorporation, Inc.
Randall L. Fewel, President and CEO
(509) 456-8888